EXHIBIT 23.1
INDEPENDENT ACCOUNTANTS' CONSENT

October 2, 2002

Securities and Exchange Commission
450 5th St. NW
Mail Stop 7-6
Washington, DC 20549

We consent to incorporation by reference in the Registration Statement on Form S-3D for 220,000 shares at $9.975 pertaining to the Investors Real Estate Trust Distribution Reinvestment Plan, of our audit report dated May 22, 2002, related to the consolidated balance sheets of Investors Real Estate Trust as of April 30, 2002, and 2001 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2002 and related schedules, which report appears in the April 30, 2002 Annual Report on Form 10-K405 of Investors Real Estate Trust.  We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Brady, Martz & Associates, P.C._

Brady, Martz & Associates, P.C.
Minot, ND 58701